Exhibit 99.1

AT THE COMPANY:	AT ASHTON PARTNERS:
Eric Loughmiller	Mike Banas
Chief Financial Officer	Media Inquiries
708-492-7219	312-553-6704
www.iaai.com	mbanas@ashtonpartners.com

KAR HOLDINGS ANNOUNCES PRIVATE OFFERING OF SENIOR AND SUBORDINATED NOTES

WESTCHESTER, ILLINOIS – (April 2, 2007) – KAR Holdings, Inc. (“KAR Holdings”) today announced that it intends to commence a private placement offering to eligible purchasers of $1.1 billion of floating rate senior notes due 2014, fixed rate senior notes due 2014 and senior subordinated notes due 2015. The notes are expected to be eligible for resale under Rule 144A of the Securities Act of 1933. The resale of the notes in connection with the private placement, which is subject to market and other conditions, will be made within the United States to qualified institutional buyers and outside the United States to non-U.S. investors under Regulation S of the Securities Act of 1933.

The notes being offered have not been and will not be registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the notes.

The notes are being offered in connection with a merger and related transactions that will result in ADESA, Inc. and Insurance Auto Auctions, Inc. becoming wholly owned subsidiaries of KAR Holdings. The closing of the notes offering will be contingent upon the substantially concurrent consummation of the merger and related transactions.

About Insurance Auto Auctions, Inc.

Insurance Auto Auctions, Inc., founded in 1982, a leader in automotive total loss and specialty salvage services in the United States, provides insurance companies with cost-effective, turnkey solutions to process and sell total-loss and recovered-theft vehicles. The Company currently has 99 sites across the United States. Additional information about Insurance Auto Auctions, Inc. is available on the World Wide Web at www.iaai.com.

Forward-Looking Statements

The statements in this release should be read in conjunction with the condensed consolidated financial statements and notes thereto included in IAAI’s filings with the SEC, including the Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. The statements contained in this release that are not historical facts are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected, expressed or implied by such forward-looking statements, including, but not limited to: the ability to obtain regulatory approvals of the transaction on the proposed terms and schedule; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers and other risks and uncertainties associated with the contemplated transactions. In some cases, you can identify forward-looking statements by use of words such as “may,” “will,” “should,” “anticipates,” “predict,” “projects,” “targeting,” “potential,” or “contingent,” the negative of these terms, or other similar expressions. Actual results could differ materially from those discussed in or implied by forward-looking statements for various reasons, including those discussed in “Risk Factors” in IAAI’s Form 10-K. You should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, the parties undertake no obligation to publish, update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.